Exhibit 10.6
AMENDED AND RESTATED
EXECUTIVE EMPLOYMENT AGREEMENT
     This Amended and Restated Employment Agreement (the “Agreement”) is made and entered into effective as of November 7, 2008 (the “Effective Date”), by and between Ardea Biosciences, Inc., (the “Company”), and Dr. Barry Quart (the “Executive”). The Company and the Executive are hereinafter collectively referred to as the “Parties”, and individually referred to as a “Party”.
Recitals
     A. The Company and the Executive are parties to that certain Executive Employment Agreement dated December 21, 2006 (the “Prior Agreement”).
     B. The Parties now desire to amend and restate the Prior Agreement and to continue the Parties’ employment relationship on the terms and conditions set forth below.
Agreement
     In consideration of the foregoing Recitals and the mutual promises and covenants herein contained, and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:
     1. Employment.
          1.1 Title. The Executive shall initially have the title of President and Chief Executive Officer of the Company and shall serve in such other capacity or capacities as the Company may from time to time prescribe. The Executive shall initially report to the Board of Directors of the Company (the “Board”).
          1.2 Duties. The Executive shall do and perform all services, acts or things necessary or advisable to manage and conduct the business of the Company and which are normally associated with the position of President and Chief Executive Officer, consistent with the bylaws of the Company and as required by the Board.
          1.3 Directorship. The Executive shall serve as a member of the Board, subject to election and reelection by the Company’s stockholders in accordance with the Company’s Certificate of Incorporation and Bylaws. The Executive shall devote such time to the business of the Company as is necessary for the fulfillment of the Executive’s duties as a member of the Board. The Executive shall not be paid a fee for serving as a member of the Board. The Company shall reimburse the Executive for reasonable expenses incurred in connection with his service as a member of the Board.
          1.4 Policies and Practices. The employment relationship between the Parties shall be governed by the policies and practices established by the Company and the Board. The Executive acknowledges that he has read the Company’s Employee Handbook and other governing policies, which will govern the terms and conditions of his employment with the Company, along with this Agreement. In the event that the terms of this Agreement differ from or are in conflict with the Company’s policies or practices or the Company’s Employee Handbook, this Agreement shall control.
          1.5 Location. Unless the Parties otherwise agree in writing, during the term of this Agreement, the Executive shall perform the services the Executive is required to perform pursuant to this Agreement at the Company’s offices, located in San Diego, California, or at any other place at which the

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Company maintains an office; provided, however, that the Company may from time to time require the Executive to travel temporarily to other locations in connection with the Company’s business.
     2. Loyal and Conscientious Performance; Noncompetition.
          2.1 Loyalty. During the Executive’s employment by the Company, the Executive shall devote the Executive’s full business energies, interest, abilities and productive time to the proper and efficient performance of the Executive’s duties under this Agreement. Notwithstanding the foregoing, the Executive may continue to serve as a member of the Board of Directors of Trimeris, Inc. and Atherotope Incorporated and the Executive may provide occasional scientific consulting, including but not limited to Napo Pharmaceuticals, Inc., not to exceed twelve (12) hours per month to endeavors that are not competitive with the Company.
          2.2 Covenant not to Compete. Except with the prior written consent of the Company’s Board of Directors or the CEO, which shall not be unreasonably withheld, the Executive will not, during his employment by the Company, engage in competition with the Company and/or any of its Affiliates, either directly or indirectly, in any manner or capacity, as adviser, principal, agent, affiliate, promoter, partner, officer, director, employee, stockholder, owner, co-owner, consultant, or member of any association or otherwise, in any phase of the business of developing, manufacturing and marketing of products or services which are in the same field of use or which otherwise compete with the products or services or proposed products or services of the Company and/or any of its Affiliates. For purposes of this Agreement, “Affiliate” means, with respect to any specific entity, any other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified entity.
          2.3 Agreement not to Participate in Company’s Competitors. During any period during which the Executive is receiving any compensation or consideration from the Company, the Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by the Executive to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise or in any company, person or entity that is, directly or indirectly, in competition with the business of the Company or any of its Affiliates. Ownership by the Executive, as a passive investment, of less than two percent (2%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded on the Nasdaq Stock Market or in the over-the-counter market shall not constitute a breach of this paragraph.
     3. Compensation of the Executive.
          3.1 Base Salary. The Company shall pay the Executive a base salary of Four Hundred Thousand Dollars ($400,000) per year, less payroll deductions and all required withholdings payable in regular periodic payments in accordance with Company policy. Such base salary shall be prorated for any partial year of employment on the basis of a 365-day fiscal year.
          3.2 Performance Bonus. In addition to the Executive’s base salary, the Executive shall be eligible for a performance bonus based upon the Executive’s and the Company’s achievement of specified objectives established by the Board during the first quarter of each year after consultation with the Executive, as evaluated by the Board in its discretion. The target bonus for full achievement of all objectives shall be fifty percent (50%) of the Executive’s Base Salary.
          3.3 Changes to Compensation. The Executive’s compensation will be reviewed on a regular basis by the Company and may be changed from time to time as deemed appropriate.

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          3.4 Employment Taxes. All of the Executive’s compensation shall be subject to customary withholding taxes and any other employment taxes as are commonly required to be collected or withheld by the Company.
     4. Termination.
          4.1 Termination By the Company. The Executive’s employment by the Company shall be at will. The Executive’s employment with the Company may be terminated by the Company at any time and for any reason or no reason, with or without “Cause” (as defined below), subject to the provisions of this Section 4.
          4.2 Termination by Mutual Agreement of the Parties. The Executive’s employment pursuant to this Agreement may be terminated at any time upon a mutual agreement in writing of the Parties. Any such termination of employment shall have the consequences specified in such agreement.
          4.3 Termination by the Executive. The Executive’s employment by the Company shall be at will. The Executive shall have the right to resign or terminate the Executive’s employment at any time and for any reason, or no reason, with or without “Good Reason” (as defined below), subject to the provisions of this Section 4.
          4.4 Compensation Upon Termination.
               4.4.1 With Cause or Without Good Reason. If the Executive’s employment shall be terminated by the Company for Cause, or if the Executive terminates employment hereunder for other than Good Reason, the Company shall pay the Executive’s base salary and accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of termination, less standard deductions and withholdings, and the Company shall thereafter have no further obligations to the Executive under this Agreement.
               4.4.2 Without Cause or With Good Reason. If the Executive’s employment shall be terminated by the Company without Cause, or by the Executive for Good Reason, the Executive shall receive the payments specified in Section 4.4.1, and, in addition, within ten (10) days of the Executive’s delivery to the Company of a fully effective Release and Waiver in the form attached hereto as Exhibit A, within the applicable time period set forth therein, but in no event later than forty-five (45) days following termination of the Executive’s employment, the Executive shall receive the following: (i) a lump sum payment equal to the sum of the Executive’s annual base salary then in effect and the Executive’s target performance bonus then in effect, less required deductions and withholdings; (ii) accelerated vesting of shares subject to all stock awards, for the number of shares which would have vested accordingly had the Executive continued employment with the Company for a period of twelve (12) months after termination; and (iii) provided that the Executive timely elects continued coverage under the Consolidated Comprehensive Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the COBRA benefit specified in Section 4(c) of the Company’s Senior Executive Severance Benefit Plan as it may be amended from time to time.
               4.4.3 Change in Control. The provisions of Article Two, Section IVB(i) and (ii) of the Company’s 2004 Stock Equity Incentive Plan (the “Plan”) providing for acceleration of outstanding option rights in the event of a “Change in Control” (as defined in the Appendix, Section C, of the Plan) and an “Involuntary Termination” thereafter (as defined in the Plan) are hereby incorporated into this Agreement and shall apply in full.

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               If the Executive’s employment shall be terminated by the Company without Cause, or by the Executive for Good Reason within three (3) months before or within twelve (12) months following a Change in Control, the Executive shall receive the payments specified in Section 4.4.1, and, in addition, within ten (10) days of the Executive’s delivery to the Company of a fully effective Release and Waiver in the form attached hereto as Exhibit A, within the applicable time period set forth therein, but in no event later than forty-five (45) days following termination of the Executive’s employment, the Executive shall receive the following: (i) a lump sum payment equal to one-hundred-fifty percent (150%) of the Executive’s annual base salary then in effect, less required deductions and withholdings; (ii) the greater of the Executive’s target performance bonus then in effect, less required deductions and withholdings, or the Executive’s target performance bonus paid in accordance with the year preceding the year in which termination occurs, less required deductions and withholdings; and (iii) provided that the Executive timely elects continued coverage under COBRA, the COBRA benefit specified in Section 4(c) of the Company’s Senior Executive Severance Benefit Plan as it may be amended from time to time, for a period of eighteen (18) months or, if shorter, for the duration of the COBRA continuation period.
               4.4.4 Parachute Payment. If any payment or benefit Executive would receive pursuant to a Change of Control or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Executive’s stock awards.
               The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change of Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, then the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.
               The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Executive and the Company within fifteen (15) calendar days after the date on which the Executive’s right to a Payment is triggered (if requested at that time by the Executive or the Company) or such other time as requested by the Executive or the Company. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Executive and the Company with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Executive and the Company.

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               4.4.5 Application of Section 409A. Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Agreement (the “Severance Benefits”) that constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) shall not commence in connection with Executive’s termination of employment unless and until Executive has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h) (“Separation From Service”), unless the Company reasonably determines that such amounts may be provided to Executive without causing Executive to incur the additional 20% tax under Section 409A.
               It is intended that each installment of the Severance Benefits payments provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). For the avoidance of doubt, it is intended that payments of the Severance Benefits set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if the Company (or, if applicable, the successor entity thereto) determines that the Severance Benefits constitute “deferred compensation” under Section 409A and Executive is, on the termination of Executive’s service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Severance Benefit payments shall be delayed until the earlier to occur of: (i) the date that is six months and one day after Executive’s Separation From Service or (ii) the date of Executive’s death (such applicable date, the “Specified Employee Initial Payment Date”), and the Company (or the successor entity thereto, as applicable) shall (A) pay to Executive a lump sum amount equal to the sum of the Severance Benefit payments that Executive would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of the Severance Benefits had not been so delayed pursuant to this Section and (B) commence paying the balance of the Severance Benefits in accordance with the applicable payment schedules set forth in this Agreement.
               Except to the extent that payments may be delayed until the Specified Employee Initial Payment Date pursuant to the preceding paragraph, on the first regular payroll pay day following the effective date of the Release, the Company will pay Executive the Severance Benefits Executive would otherwise have received under the Agreement on or prior to such date but for the delay in payment related to the effectiveness of the Release, with the balance of the Severance Benefits being paid as originally scheduled. All amounts payable under the Agreement will be subject to standard payroll taxes and deductions.
          4.5 Definitions.
               4.5.1 Cause. For purposes of this Agreement, “Cause” means that, in the reasonable determination of the Company, the Executive has:
                    (i) been indicted for or convicted of or pleaded guilty or no contest to any felony or crime involving dishonesty that is likely to inflict or has inflicted demonstrable and material injury on the business of the Company;
                    (ii) participated in any fraud against the Company;
                    (iii) willfully and materially breached a Company policy;
                    (iv) intentionally damaged any property of the Company thereby causing demonstrable and material injury to the business of the Company;

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                    (v) willfully and materially breached the Executive’s Proprietary Information and Inventions Agreement with the Company; or
                    (vi) engaged in conduct that, in the reasonable determination of the Company, demonstrates gross unfitness to serve.
               Notwithstanding the foregoing, Cause shall not exist based on conduct described in clause (iii) or (vi) above unless the conduct described in such clause has not been cured within fifteen (15) days following the Executive’s receipt of written notice from the Company specifying the particulars of the conduct constituting Cause.
               4.5.2 Good Reason. “Good Reason” for the Executive to terminate the Executive’s employment hereunder shall mean the occurrence of any of the following events without the Executive’s consent; provided however, that any resignation by the Executive due to any of the following conditions shall only be deemed for Good Reason if: (i) the Executive gives the Company written notice of the intent to terminate for Good Reason within ninety (90) days following the first occurrence of the condition(s) that the Executive believes constitutes Good Reason, which notice shall describe such condition(s); (ii) the Company fails to remedy, if remediable, such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”) of such condition(s) from the Executive; and (iii) Executive actually resigns his employment within the first fifteen (15) days after expiration of the Cure Period.
                    (i) a material reduction by the Company of the Executive’s Base Salary as initially set forth herein or as the same may be increased from time to time;
                    (ii) the relocation of the Company’s executive offices or principal business location to a point more than fifty (50) miles from the location at which the Executive performs his or her duties; or
                    (iii) a material breach of this Agreement by the Company.
     5. Confidential And Proprietary Information; Nonsolicitation.
          5.1 As a condition of employment the Executive agrees to execute and abide by the Proprietary Information and Inventions Agreement attached hereto as Exhibit B.
          5.2 While employed by the Company and for one (1) year thereafter, the Executive agrees that in order to protect the Company’s Confidential and Proprietary Information from unauthorized use, that the Executive will not, either directly or through others, solicit or attempt to solicit any employee, consultant or independent contractor of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or business entity; or the business of any customer, supplier, service provider, vendor or distributor of the Company which, at the time of termination or one (1) year immediately prior thereto, was doing business with the Company or listed on Company’s customer, supplier, service provider, vendor or distributor list.

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     6. Assignment and Binding Effect.
          This Agreement shall be binding upon and inure to the benefit of the Executive and the Executive’s heirs, executors, personal representatives, assigns, administrators and legal representatives. Because of the unique and personal nature of the Executive’s duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by the Executive. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives.
     7. Choice of Law.
          This Agreement is made in California. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of California.
     8. Integration.
          This Agreement, including Exhibits A and B, contains the complete, final and exclusive agreement of the Parties relating to the terms and conditions of the Executive’s employment and the termination of Executive’s employment, and supersedes all prior and contemporaneous oral and written employment agreements or arrangements between the Parties, including the Senior Executive Severance Benefit Plan and all applicable provisions therein, including those relating to the Chief Executive Officer. To the extent this Agreement conflicts with the Proprietary Information and Inventions Agreement attached as Exhibit B hereto, the Proprietary Information and Inventions Agreement controls. To the extent this Agreement conflicts with the terms of the Employee Handbook, this Agreement controls.
     9. Amendment.
          This Agreement cannot be amended or modified except by a written agreement signed by the Executive and the Company.
     10. Waiver.
          No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the wavier is claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.
     11. Severability.
          The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision which most accurately represents the Parties’ intention with respect to the invalid or unenforceable term or provision.
     12. Interpretation; Construction.
          The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but the Executive has been encouraged to consult with, and has consulted with, the Executive’s own

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independent counsel and tax advisors with respect to the terms of this Agreement. The Parties acknowledge that each Party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.
     13. Representations and Warranties.
          The Executive represents and warrants that the Executive is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that the Executive’s execution and performance of this Agreement will not violate or breach any other agreements between the Executive and any other person or entity.
     14. Counterparts.
          This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall contribute one and the same instrument.
     15. Arbitration.
          To ensure the rapid and economical resolution of disputes that may arise in connection with the Executive’s employment with the Company, the Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to the Executive’s employment, or the termination of that employment, will be resolved pursuant to the Federal Arbitration Act and to the fullest extent permitted by law, by final, binding and confidential arbitration in San Diego, California conducted by the Judicial Arbitration and Mediation Services (“JAMS”), or its successors, under the then current rules of JAMS for employment disputes; provided that the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. Both the Executive and the Company shall be entitled to all rights and remedies that either the Executive or the Company would be entitled to pursue in a court of law. The Company shall pay all fees in excess of those which would be required if the dispute was decided in a court of law, including the arbitrator’s fee. Nothing in this Agreement is intended to prevent either the Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.
     16. Trade Secrets Of Others.
          It is the understanding of both the Company and the Executive that the Executive shall not divulge to the Company and/or its subsidiaries any confidential information or trade secrets belonging to others, including the Executive’s former employers, nor shall the Company and/or its Affiliates seek to elicit from the Executive any such information. Consistent with the foregoing, the Executive shall not provide to the Company and/or its Affiliates, and the Company and/or its Affiliates shall not request, any documents or copies of documents containing such information.
     17. Advertising Waiver.
          The Executive agrees to permit the Company and/or its Affiliates, and persons or other organizations authorized by the Company and/or its Affiliates, to use, publish and distribute advertising or sales promotional literature concerning the products and/or services of the Company and/or its Affiliates, or the machinery and equipment used in the provision thereof, in which the Executive’s name and/or pictures of the Executive taken in the course of the Executive’s provision of services to the Company and/or its Affiliates,

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appear. The Executive hereby waives and releases any claim or right the Executive may otherwise have arising out of such use, publication or distribution.
[Signature Page Follows]

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     In Witness Whereof, the Parties have executed this Agreement as of the date first above written.

Ardea Biosciences, Inc.

/s/ John Poyhonen

Member
Board of Directors

Dated:	November 7, 2008

Executive:

/s/ Barry Quart

Barry Quart

Dated:	November 7, 2008

[Signature Page to Quart Employment Agreement]

EXHIBIT A
RELEASE AND WAIVER OF CLAIMS
TO BE SIGNED AT TIME OF TERMINATION WITHOUT CAUSE OR
RESIGNATION FOR GOOD REASON
     In consideration of the payments and other benefits set forth in Section 4.4 of the Amended and Restated Executive Employment Agreement dated November 7, 2008, to which this form is attached, I, Dr. Barry Quart hereby furnish Ardea Biosciences, Inc. (the “Company”), with the following release and waiver (“Release and Waiver”).
     In exchange for the consideration provided to me by the Employment Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its directors, officers, employees, stockholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, Affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release and Waiver. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including, but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including, but not limited to, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended).
     I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims I may have against the Company.
     I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an executive of the Company. If I am 40 years of age or older upon execution of this Release and Waiver, I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Release and Waiver is executed; (b) I should consult with an attorney prior to executing this Release and Waiver; (c) I have twenty-one (21) days in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); (d) I have seven (7) days following the execution of this Release and Waiver to revoke my consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the eighth day after I execute this Release and Waiver and the revocation period has expired (the “Effective Date”).

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     I acknowledge my continuing obligations under my Proprietary Information and Inventions Agreement (“PIIA”), a copy of which is attached as Exhibit B to the Employment Agreement. I understand that among other things, I must not use or disclose any confidential or proprietary information of the Company and I must immediately return all Company property and documents (including all embodiments of proprietary information) and all copies thereof in my possession or control. I understand and agree that my right to the severance pay I am receiving in exchange for my agreement to the terms of this Release and Waiver is contingent upon my continued compliance with section 5 of the Employment Agreement and with the PIIA.
     This Release and Waiver constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein. This Release and Waiver may only be modified by a writing signed by both me and a duly authorized officer of the Company.

Date:	By:

Barry Quart

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EXHIBIT B
PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT
     In consideration of my employment or continued employment by Ardea Biosciences, Inc. (“Company”), and the compensation paid to me now and during my employment with the Company, I agree to the terms of this Agreement as follows:
1. Confidential Information Protections.
     1.1 Nondisclosure; Recognition of Company’s Rights. At all times during and after my employment, I will hold in confidence and will not disclose, use, lecture upon, or publish any of Company’s Confidential Information (defined below), except as may be required in connection with my work for Company, or as expressly authorized by the Chief Executive Officer (the “CEO”) of Company. I will obtain the CEO’s written approval before publishing or submitting for publication any material (written, oral, or otherwise) that relates to my work at Company and/or incorporates any Confidential Information. I hereby assign to Company any rights I may have or acquire in any and all Confidential Information and recognize that all Confidential Information shall be the sole and exclusive property of Company and its assigns.
     1.2 Confidential Information. The term “Confidential Information” shall mean any and all confidential knowledge, data or information related to Company’s business or its actual or demonstrably anticipated research or development, including without limitation (a) trade secrets, inventions, ideas, processes, computer source and object code, data, formulae, programs, other works of authorship, know-how, improvements, discoveries, developments, designs, and techniques; (b) information regarding products, services, plans for research and development, marketing and business plans, budgets, financial statements, contracts, prices, suppliers, and customers; (c) information regarding the skills and compensation of Company’s employees, contractors, and any other service providers of Company; and (d) the existence of any business discussions, negotiations, or agreements between Company and any third party.
     1.3 Third Party Information. I understand that Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During and after the term of my employment, I will hold Third Party Information in strict confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for Company) or use, Third Party Information, except in connection with my work for Company or unless expressly authorized by an officer of Company in writing.
     1.4 No Improper Use of Information of Prior Employers and Others. I represent that my employment by Company does not and will not breach any agreement with any former employer, including any noncompete agreement or any agreement to keep in confidence or refrain from using information acquired by me prior to my employment by Company. I further represent that I have not entered into, and will not enter into, any agreement, either written or oral, in conflict with my obligations under this Agreement. During my employment by Company, I will not improperly make use of, or disclose, any information or trade secrets of any former employer or other third party, nor will I bring onto the premises of Company or use any unpublished documents or any property belonging to any former employer or other third party, in violation of any lawful agreements with that former employer or third party. I will use in the performance of my duties only information that is generally known and used by persons with training and experience comparable to my own, is common knowledge in the industry or otherwise legally in the public domain, or is otherwise provided or developed by Company.
2. Inventions.
     2.1 Inventions and Intellectual Property Rights. As used in this Agreement, the term “Invention” means any ideas, concepts, information, materials, processes, data, programs, know-how, improvements, discoveries, developments, designs, artwork, formulae, other copyrightable works, and techniques and all Intellectual Property Rights in any of the items listed above. The term “Intellectual Property Rights” means all trade secrets, copyrights, trademarks, mask work rights, patents and other intellectual property rights recognized by the laws of any jurisdiction or country.
     2.2 Prior Inventions. I have disclosed on Exhibit A a complete list of all Inventions that (a) I have, or I have caused to be, alone or jointly with others, conceived, developed, or reduced to practice prior to the commencement of my employment by Company; (b) in which I have an ownership interest or which I have a license to use; (c) and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If no Prior Inventions are listed in Exhibit A, I warrant that there are no Prior Inventions. I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions (defined below) without Company’s prior written

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consent. If, in the course of my employment with Company, I incorporate a Prior Invention into a Company process, machine or other work, I hereby grant Company a non-exclusive, perpetual, fully-paid and royalty-free, irrevocable and worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Prior Invention.
     2.3 Assignment of Company Inventions. Inventions assigned to the Company or to a third party as directed by the Company pursuant to the section titled “Government or Third Party” are referred to in this Agreement as “Company Inventions.” Subject to the section titled “Government or Third Party” and except for Inventions that I can prove qualify fully under the provisions of California Labor Code section 2870 and I have set forth in Exhibit A, I hereby assign and agree to assign in the future (when any such Inventions or Intellectual Property Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to Company all my right, title, and interest in and to any and all Inventions (and all Intellectual Property Rights with respect thereto) made, conceived, reduced to practice, or learned by me, either alone or with others, during the period of my employment by Company.
     2.4 Obligation to Keep Company Informed. During the period of my employment and for one (1) year after my employment ends, I will promptly and fully disclose to Company in writing (a) all Inventions authored, conceived, or reduced to practice by me, either alone or with others, including any that might be covered under California Labor Code section 2870, and (b) all patent applications filed by me or in which I am named as an inventor or co-inventor.
     2.5 Government or Third Party. I agree that, as directed by the Company, I will assign to a third party, including without limitation the United States, all my right, title, and interest in and to any particular Company Invention.
     2.6 Enforcement of Intellectual Property Rights and Assistance. During and after the period of my employment, I will assist Company in every proper way to obtain and enforce United States and foreign Intellectual Property Rights relating to Company Inventions in all countries. If the Company is unable to secure my signature on any document needed in connection with such purposes, I hereby irrevocably designate and appoint Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act on my behalf to execute and file any such documents and to do all other lawfully permitted acts to further such purposes with the same legal force and effect as if executed by me.
     2.7 Incorporation of Software Code. I agree that I will not incorporate into any Company software or otherwise deliver to Company any software code licensed under the GNU General Public License or Lesser General Public License or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by Company.
3. Records. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by the Company) of all Inventions made by me during the period of my employment by the Company, which records shall be available to, and remain the sole property of, the Company at all times.
4. Additional Activities. I agree that (a) during the term of my employment by Company, I will not, without Company’s express written consent, engage in any employment or business activity that is competitive with, or would otherwise conflict with my employment by, Company, and (b) for the period of my employment by Company and for one (l) year thereafter, I will not, either directly or indirectly, solicit or attempt to solicit any employee, independent contractor, or consultant of Company to terminate his, her or its relationship with Company in order to become an employee, consultant, or independent contractor to or for any other person or entity.
5. Return Of Company Property. Upon termination of my employment or upon Company’s request at any other time, I will deliver to Company all of Company’s property, equipment, and documents, together with all copies thereof, and any other material containing or disclosing any Inventions, Third Party Information or Confidential Information and certify in writing that I have fully complied with the foregoing obligation. I agree that I will not copy, delete, or alter any information contained upon my Company computer or Company equipment before I return it to Company. In addition, if I have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company information, including but not limited to, Confidential Information, I agree to provide the Company with a computer-useable copy of all such Confidential Information and then permanently delete and expunge such Confidential Information from those systems; and I agree to provide the Company access to my system as reasonably requested to verify that the necessary copying and/or deletion is completed. I further agree that any property situated on Company’s premises and owned by Company is subject to inspection by Company’s personnel at any time with or without notice. Prior to the termination of my employment or promptly after termination of my employment, I will cooperate with Company in attending an exit interview and certify in writing that I have complied with the requirements of this section.
6. Notification Of New Employer. If I leave the employ of Company, I consent to the notification of my new employer of my rights and obligations under this Agreement, by Company providing a copy of this Agreement or otherwise.

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7. General Provisions.
     7.1 Governing Law and Venue. This Agreement and any action related thereto will be governed and interpreted by and under the laws of the State of California, without giving effect to any conflicts of laws principles that require the application of the law of a different state. I expressly consent to personal jurisdiction and venue in the state and federal courts for the county in which Company’s principal place of business is located for any lawsuit filed there against me by Company arising from or related to this Agreement.
     7.2 Severability. If any provision of this Agreement is, for any reason, held to be invalid or unenforceable, the other provisions of this Agreement will remain enforceable and the invalid or unenforceable provision will be deemed modified so that it is valid and enforceable to the maximum extent permitted by law.
     7.3 Survival. This Agreement shall survive the termination of my employment and the assignment of this Agreement by Company to any successor or other assignee and be binding upon my heirs and legal representatives.
     7.4 Employment. I agree and understand that nothing in this Agreement shall give me any right to continued employment by Company, and it will not interfere in any way with my right or Company’s right to terminate my employment at any time, with or without cause and with or without advance notice.
     7.5 Notices. Each party must deliver all notices or other communications required or permitted under this Agreement in writing to the other party at the address listed on the signature page, by courier, by certified or registered mail (postage prepaid and return receipt requested), or by a nationally-recognized express mail service. Notice will be effective upon receipt or refusal of delivery. If delivered by certified or registered mail, notice will be considered to have been given five (5) business days after it was mailed, as evidenced by the postmark. If delivered by courier or express mail service, notice will be considered to have been given on the delivery date reflected by the courier or express mail service receipt. Each party may change its address for receipt of notice by giving notice of the change to the other party.
     7.6 Injunctive Relief. I acknowledge that, because my services are personal and unique and because I will have access to the Confidential Information of Company, any breach of this Agreement by me would cause irreparable injury to Company for which monetary damages would not be an adequate remedy and, therefore, will entitle Company to injunctive relief (including specific performance). The rights and remedies provided to each party in this Agreement are cumulative and in addition to any other rights and remedies available to such party at law or in equity.
     7.7 Waiver. Any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of that provision or any other provision on any other occasion.
     7.8 Export. I agree not to export, directly or indirectly, any U.S. technical data acquired from Company or any products utilizing such data, to countries outside the United States, because such export could be in violation of the United States export laws or regulations.
     7.9 Entire Agreement. If no other agreement governs nondisclosure and assignment of inventions during any period in which I was previously employed or am in the future employed by Company as an independent contractor, the obligations pursuant to sections of this Agreement titled “Confidential Information Protections” and “Inventions” shall apply. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior communications between us with respect to such matters. No modification of or amendment to this Agreement, or any waiver of any rights under this Agreement, will be effective unless in writing and signed by me and the CEO of Company. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

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              This Agreement shall be effective as of the first day of my employment with Company.

BARRY QUART:	ARDEA BIOSCIENCES, INC.:

I have read, understand, and Accept this agreement and have been given the opportunity to Review it with independent legal counsel.	Accepted and agreed:

(Signature)	(Signature)

By:	By:

Title:	Title:

Date:	Date:

Address:	Address:

[Signature Page to Quart Proprietary Information and Inventions Agreement]

EXHIBIT A
INVENTIONS
     1. Prior Inventions Disclosure. The following is a complete list of all Prior Inventions (as provided in Section 2.2 of the attached Employee Confidential Information and Inventions Assignment Agreement, defined herein as the “Agreement”):
     ☐ None
     ☐ See immediately below:

     2. Limited Exclusion Notification.
     This is to notify you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and Company does not require you to assign or offer to assign to Company any Invention that you develop entirely on your own time without using Company’s equipment, supplies, facilities or trade secret information, except for those Inventions that either:
     a. Relate at the time of conception or reduction to practice to Company’s business, or actual or demonstrably anticipated research or development; or
     b. Result from any work performed by you for Company.
     To the extent a provision in the foregoing Agreement purports to require you to assign an Invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.
     This limited exclusion does not apply to any patent or Invention covered by a contract between Company and the United States or any of its agencies requiring full title to such patent or Invention to be in the United States.
[Exhibit A to Quart Proprietary Information and Inventions Agreement]